Exhibit 5.3

May 1, 2017

Precision Drilling Corporation

4200, 150-6th Avenue S.W.

Calgary, Alberta

Canada T2P 3Y7

Ladies and Gentlemen:

We have acted as local counsel to each of Precision Drilling (US) Corporation (formerly known as Precision Drilling Oilfield Services Corporation), a Texas corporation (“PDC”), Grey Wolf International, Inc., a Texas corporation (“Grey Wolf International”), PD Supply Inc., a Texas corporation (“PD Supply”), DI Energy, Inc., a Texas corporation (“DI Energy”), DI/Perfensa Inc., a Texas corporation (“DI/Perfensa”), Precision Directional Services, Inc., a Texas corporation (“PDSI”, and together with PDC, Grey Wolf International, PD Supply, DI Energy, and DI/Perfensa, the “Texas Corporate Entities”), and Precision Drilling Company, LP, a Texas limited partnership (the “Texas Partnership Entity” and together with the Texas Corporate Entities, the “Texas Entities”) in connection with the filing, by Precision Drilling Corporation, a corporation amalgamated under the laws of the Province of Alberta (“Parent”), the Texas Entities and certain other subsidiaries of Parent, of a Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of Parent’s 7.750% Senior Notes due 2023 in an aggregate principal amount of USD$350 million (the “Exchange Notes”), which Exchange Notes are to be issued by Parent pursuant to the Indenture dated as of November 4, 2016, by and among Parent, each Texas Entity, the other guarantors party thereto, The Bank of New York Mellon, as trustee, and Computershare Trust Company of Canada, as Canadian co-trustee (the “Indenture”). The Indenture contains provisions providing for the guarantee by the Texas Entities of payment of the Exchange Notes and the other obligations of Parent under the Indenture (the “Guarantee”). We understand that the Exchange Notes will be offered by Parent in exchange for an aggregate principal amount of USD$350 million of Parent’s outstanding 7.750% Senior Notes due 2023.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

In connection with rendering the opinions expressed herein, our engagement has been limited in scope solely to our review of the Indenture and (as applicable) the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, or equivalent, resolutions, and certificates of representatives of each of the Texas Entities (collectively, the “Texas Constituent Documents”), in each case solely for the purposes of the opinions expressed herein. We (a) have not participated as counsel to Parent, any of the Texas Entities, or any other guarantor of the Exchange Notes in regard to (i) the formation of Parent or any of the Texas Entities, or (ii) except for the preparation of this opinion letter and the review of the Indenture and Texas Constituent Documents in connection therewith, the offering, issuance, or sale of the Exchange Notes, or the negotiation of the Guarantees or any other guarantee, including, without limitation, the development or preparation of any offering memorandum or circular, the Registration Statement (other than the section titled “Texas Registrants” in Item 20 of Part II thereof), any other registration statement, any other disclosure document, or any agreement, instrument, or document related to any of the foregoing, and (b) have not advised any of the Texas Entities with respect to the consummation of the transactions contemplated by any of the foregoing, or the internal governance considerations related to any of the foregoing, and our sole representation of the Texas Entities is limited to rendering the opinions expressed herein. We have not reviewed any documents (other than the Indenture and the Texas Constituent Documents) that are referred to in or incorporated by reference into the Indenture or any Texas Constituent Document. In addition, we have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions set forth herein.

In rendering the opinions expressed herein, we have (a) examined the Indenture (including the Guarantee), the Texas Constituent Documents, certificates of representatives of the Texas Entities, certificates and other communications of public officials, and such other instruments, agreements, and documents as are in our judgment necessary to enable us to render the opinions expressed herein, and (b) as to questions of fact material to the opinions expressed herein, and as to factual matters arising in connection with our examination of the aforesaid materials, relied, to the extent we deemed appropriate, upon the factual representations and warranties contained in the Indenture, the Texas Constituent Documents, and such certificates, communications, instruments, agreements, and documents and certain facts stated elsewhere herein, and we have made no independent investigation into the accuracy of such information, representations, warranties, and certificates.

In making such examination and in such reliance, we have assumed (a) the authenticity and completeness of all records, certificates, instruments, agreements, and other documents submitted to us as originals, (b) the conformity to authentic originals, records, certificates, instruments, agreements, and other documents of all documents submitted to us as copies, (c) the legal capacity of each natural person identified in, or indicated as having executed, any of those records, certificates, instruments, agreements, and other documents, (d) the genuineness of all signatures on all such records, certificates, instruments, agreements, and other documents, (e) the due execution and delivery by all parties thereto (except to the extent set forth in paragraph 5 below) of the Indenture, and (f) the enforceability of the Indenture against all parties thereto.

In rendering the opinions expressed herein, we also have assumed that (a) Precision Drilling Holdings Company, a Nevada corporation and general partner of the Texas Partnership Entity (“PDHC”) (i) is and has been duly organized or formed, (ii) is and has been validly existing as a corporation in good standing under the laws of the State of Nevada, and (iii) had and has the corporate power and authority to execute and deliver, in its capacity as general partner of the Texas Partnership Entity, the Indenture, and (b) the execution and delivery by PDHC, in its capacity as general partner of the Texas Partnership Entity, of the Indenture have been duly authorized by all necessary corporate action on the part of PDHC in accordance with the laws of the State of Nevada.

Based upon the foregoing and in the reliance thereon, and subject to and qualified by the assumptions, qualifications, limitations, and exceptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	Each Texas Corporate Entity (a) is validly existing as a corporation in good standing under the laws of the State of Texas, and (b) has the corporate power and authority to execute and deliver, and to perform its obligations (including its Guarantee obligations) under, the Indenture.

2.	The Texas Partnership Entity (a) is validly existing as a limited partnership in good standing under the laws of the State of Texas, and (b) has the limited partnership power and authority to execute and deliver, and to perform its obligations (including its Guarantee obligations) under, the Indenture.

3.	The execution and delivery by each Texas Corporate Entity of the Indenture, and the performance by each Texas Corporate Entity of its obligations (including its Guarantee obligations) thereunder, have been duly authorized by all necessary corporate action.

4.	The execution and delivery by the Texas Partnership Entity of the Indenture, and the performance by the Texas Partnership Entity of its obligations (including its Guarantee obligations) thereunder, have been duly authorized by all necessary limited partnership action.

5.	The Indenture has been duly executed and delivered by each Texas Entity.

6.	Neither the execution and delivery by a Texas Entity of the Indenture, nor the performance by such Texas Entity of its obligations (including its Guarantee obligations) thereunder, will violate, or result in a breach of, or constitute a default under (a) the articles of incorporation, certificate of incorporation, or certificate of formation, and bylaws or limited partnership agreement, as the case may be, of such Texas Entity, or (b) any statutory law or regulation of the State of Texas applicable to such Texas Entity.

The foregoing opinions expressed herein are further subject to, and qualified by, the following assumptions, exceptions, qualifications and limitations:

A. The opinions expressed herein are limited exclusively to the internal laws of the State of Texas. References herein to such laws, rules, and regulations, in addition to other limitations set forth herein, are (i) limited to laws that are normally applicable to the transactions of the type contemplated by the Indenture and the opinions expressed herein, without our having made any special investigation as to the applicability of any specific law, rule, or regulation which is not the subject of a specific opinion herein referring expressly to a particular law or laws and (ii) exclusive of, and without regard to antitrust, taxation, and securities laws.

B. We do not express any opinion with respect to any exhibit to, or other agreement referred to in, the Indenture.

C. In rendering the opinions expressed in paragraphs 1 and 2 above relating to existence and good standing, as the case may be, we have relied solely upon a review of certificates of public officials, without further investigation as to matters set forth therein, and such opinions are limited to the dates of such certificates.

The opinions expressed herein are solely for the benefit of, and may only reasonably and in good faith be relied upon by, you, in connection with your filing of the Registration Statement. Neither this opinion letter nor any excerpt hereof (nor any reproduction of any of the foregoing) may be furnished to (except in connection with a legal or arbitral proceeding or as may be required by applicable law), or relied upon by, any other person without the prior written consent of this Firm, except that the opinions expressed herein may be relied upon by your U.S. counsel, Osler, Hoskin & Harcourt LLP in connection with its opinion filed as an exhibit to the Registration Statement regarding the validity of the securities being registered. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. The opinions expressed herein are as of the date hereof (and not as of any other date, including, without limitation, the effective date of the Indenture, if a date other than the date hereof) or, to the extent a reference to a certificate or other document dated another date is made herein, to such date, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP